Exhibit 99(11)
                                                                  --------------

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this post-effective amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 25, 1996, relating to the statement of assets and liabilities of America Asia Allocation Growth Fund (constituting Sage/Tso Trust), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information



PRICE WATERHOUSE LLP
Philadelphia, PA
April 22, 1997